Exhibit 99.1

FOR IMMEDIATE RELEASE

October 19, 2020

For further information contact:

Craig L. Montanaro, President and Chief Executive Officer, or

Keith Suchodolski, Executive Vice President and Chief Financial Officer

Kearny Financial Corp.

(973) 244-4500

KEARNY FINANCIAL CORP.

PROVIDES UPDATE REGARDING COVID-19 IMPACTED LOANS

Fairfield, New Jersey, October 19, 2020 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Bank (the “Bank”), today announced updated information regarding the Bank’s COVID-19 impacted loans. As of September 30, 2020, the Company had active payment deferrals on 63 loans totaling $76.9 million in principal balances, representing 1.54% of total loans. This represents a small portion of the total deferrals granted and a substantial decrease in the number and amount of active deferrals at June 30, 2020.

Craig L. Montanaro, President and Chief Executive Officer, commented, “While COVID-19 presents ongoing challenges to our communities and borrowers, we are encouraged by the volume of modified loans which have returned to their regular payment schedules. In addition, our exposure to industries particularly hard hit by the pandemic remains relatively low while, for the large percentage of those loans which are secured by real estate, our collateral coverage remains strong.”

The following table identifies the level of active and total non-TDR loan modifications at September 30, 2020:

	September 30, 2020
	Active Modifications (1)		Total Modifications (1)		Increase/(Decrease)
	# of Loans	Balance	# of Loans	Balance	# of Loans	Balance
	(Dollars In Thousands)
Commercial loans:
Multi-family mortgage	7	$15,910	143	$393,156	(136)	$(377,246)
Nonresidential mortgage	11	41,660	168	305,841	(157)	(264,181)
Commercial business	4	2,684	60	10,107	(56)	(7,423)
Construction	1	2,537	5	12,240	(4)	(9,703)
Total commercial loans	23	62,791	376	721,344	(353)	(658,553)

Residential mortgage	36	13,866	420	156,963	(384)	(143,097)

Consumer loans:
Home equity loans	4	252	47	4,603	(43)	(4,351)

Total	63	$76,909	843	$882,910	(780)	$(806,001)

(1)	Includes loans acquired in conjunction with the Company’s acquisition of MSB Financial Corp. on July 10, 2020.

The following table identifies our exposure to certain loan sectors at September 30, 2020:

	September 30, 2020
	Real-Estate Secured (1)			Non-Real Estate Secured (1)		Total
	# of Loans	Balance	LTV	# of Loans	Balance	# of Loans	Balance
	(Dollars In Thousands)
Hotel	4	$4,357	51%	7	$1,479	11	$5,836
Restaurant	15	9,805	51%	36	3,888	51	13,693
Retail shopping center	129	321,787	52%	2	55	131	321,842
Entertainment & recreation	5	5,153	45%	14	871	19	6,024
Wholesale commercial business	-	-	N/A	15	20,569	15	20,569
Wholesale consumer unsecured	-	-	N/A	107	202	107	202
Total	153	$341,102	52%	181	$27,064	334	$368,166

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(1)	Includes loans acquired in conjunction with the Company’s acquisition of MSB Financial Corp. on July 10, 2020.

About Kearny Financial Corp.

Kearny Financial Corp. is the parent company of Kearny Bank which operates from its administrative headquarters in Fairfield, New Jersey, and a total of 51 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York.  At June 30, 2020, Kearny Financial Corp. had approximately $6.8 billion in total assets.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

In addition, the COVID-19 pandemic is having an adverse impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened or remain open.  As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen or remain open, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; due to a decline in our stock price or other factors, goodwill may become impaired and be required to be written down; and our cyber security risks are increased as the result of an increase in the number of employees working remotely.

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